Exhibit 10.1

SECOND AMENDMENT TO THE
ALBEMARLE CORPORATION
2013 STOCK COMPENSATION AND
DEFERRAL ELECTION PLAN
FOR NON-EMPLOYEE DIRECTORS

        In accordance with Article 12 of the Albemarle Corporation 2013 Stock Compensation and Deferral Election Plan for Non-Employee Directors, as amended July 11, 2016 (the “Plan”), the Plan is hereby amended as follows:
1. Effective January 1, 2020, Section 6.1 is amended in its entirety to read as follows:
“Annual Grants. As of each July 1st, commencing with July 1, 2013, the Company will grant to each Director a number of Shares for that Compensation Year. The number of Shares granted to each Director shall be determined by (i) dividing the annual grant value, which amount shall be as determined by the Company each year in its sole discretion, subject to the limits set forth in Section 4.1, by the Fair Market Value of the Shares on the first day of the Compensation Year (which date is the Grant Date for purposes of this Plan), and (ii) rounding such number of Shares up to the nearest increment of 25 Shares. Except as provided herein, the Shares shall remain unvested and forfeitable.”

2. Effective January 1, 2020, Section 6.6(a) is amended in its entirety to read as follows:
“(a) Subject to paragraph (b) and Sections 6.5 and 6.7, all Shares that are forfeitable shall be forfeited if a Director Terminates his or her service as a director before the Shares become vested under Section 6.4. For the avoidance of doubt, a Director who becomes an executive officer of the Company shall not be deemed to have experienced a Termination for purposes of this paragraph (a) with respect to any previously-made grants that are still forfeitable (referred to herein as “Forfeitable Shares”), unless and until such time as he or she ceases to serve as a director of the Company, provided, however, that with respect to a Director, as defined under this Plan, who ceases to qualify as such prior to the vesting of his or her Forfeitable Shares pursuant to Section 6.4, only a ratable portion of the Forfeitable Shares, as defined in the following sentence, shall vest pursuant to Section 6.4 and the remaining portion of the Forfeitable Shares shall be forfeited. The pro-rata number of Forfeitable Shares that shall vest pursuant to the preceding sentence (i) shall be equal to 1/365th (without regard to leap years) of the Forfeitable Shares for each day of service performed as a Director during the applicable Compensation Year, and (ii) such number of Shares shall be rounded up to the next whole Share number. The number of Forfeitable Shares that shall vest under this paragraph (a) shall be determined by the Administrator in his or her sole and absolute discretion.”

        IN WITNESS WHEREOF, the Corporation by its duly authorized officer and with its seal affixed, has caused these presents to be signed as of this 1st day of July, 2020.

        ALBEMARLE CORPORATION

        By: /s/ Karen G. Narwold
         Karen G. Narwold
         Executive Vice President, Chief
         Administrative Officer, General
         Counsel and Corporate Secretary
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